Exhibit 4.1

AVIALL, INC.

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.,

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of August 25, 2006

to

INDENTURE

Dated as of JUNE 30, 2003

$200,000,000

7 5/8% SENIOR NOTES DUE 2011

FIRST SUPPLEMENTAL INDENTURE, dated as of August 25, 2006, between AVIALL, INC., a Delaware corporation (the “Company”), the Subsidiary Guarantors named herein and THE BANK OF NEW YORK TRUST COMPANY, N.A., as successor to The Bank of New York, a national banking association, as Trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Indenture (as defined below).

WITNESSETH

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee a certain Indenture, dated as of June 30, 2003 (the “Indenture”), pursuant to which $200,000,000 aggregate principal amount of 7 5/8% Senior Notes due 2011 of the Company (collectively, the “Notes”) were issued; and

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of April, 30, 2006, with The Boeing Company, a Delaware corporation (“Boeing”), and Boeing-Avenger, Inc., a Delaware corporation and wholly-owned subsidiary of Boeing, whereby the Company agreed to commence a tender offer for any and all of the outstanding Notes and a consent solicitation to amend certain terms of the Indenture; and

WHEREAS, Section 9.02(a) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture and the Notes for certain purposes with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding; and

WHEREAS, Section 6.04 of the Indenture provides that, subject to certain exceptions, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all the Notes, waive by consent any then existing or potential Default or Event of Default, and its consequences; and

WHEREAS, in connection with the offer to purchase and consent solicitation by the Company pursuant to the Offer to Purchase and Consent Solicitation Statement dated August 14, 2006, (as amended, the “Statement”), the Company has obtained the consent of the holders of a majority in aggregate principal amount of the Notes to the amendments to the Indenture described in the Statement; and

WHEREAS, the Company desires and has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture; and

WHEREAS, the Company has furnished the Trustee with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Section 9.06 of the Indenture; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid amendment to and waiver of the Indenture have been done.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed for the equal and proportionate benefit of all Holders of the Notes, as follows:

SECTION 1. Amendments to the Indenture.

(a)	Section 1.01 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in clauses (b) – (d) of this Section 1.

(b)	The text of the following sections of the Indenture and all references thereto in the Indenture are hereby deleted in their entirety and the phrase “[Intentionally deleted]” is hereby substituted therefor.

(1)	Section 4.02. Maintenance of Office or Agency.
(2)	Section 4.03. Reports.
(3)	Section 4.04. Compliance Certificate.
(4)	Section 4.05. Taxes.
(5)	Section 4.06. Stay, Extension and Usury Laws.
(6)	Section 4.07. Corporate Existence.
(7)	Section 4.08. Payments for Consent.
(8)	Section 4.09. Incurrence of Additional Debt and Issuance of Capital Stock.
(9)	Section 4.10. Restricted Payments.
(10)	Section 4.11. Liens.
(11)	Section 4.12. Asset Sales.
(12)	Section 4.13. Restrictions on Distributions From Restricted Subsidiaries.
(13)	Section 4.14. Affiliate Transactions.
(14)	Section 4.15. Sale and Leaseback Transactions.
(15)	Section 4.16. Limitation on Sale of Capital Stock of Restricted Subsidiaries.
(16)	Section 4.17. Designation of Restricted and Unrestricted Subsidiaries.
(17)	Section 4.19. Future Subsidiary Guarantors.
(18)	Section 5.01. Merger, Consolidation and Sale of Assets.
(19)	Section 5.02. Successor Corporation Substituted.

(c)	The definition of “Events of Default” in Section 6.01(a) is hereby amended to delete the following events of default and all references thereto in the Indenture in their entirety: Section 6.01(a)(iii), Section 6.01(a)(iv), Section 6.01(a)(v) and Section 6.01(a)(vi).

(d)	Section 11.01(c) is hereby deleted in its entirety and Section 11.01(a)(ii) is hereby deleted in its entirety and the following is substituted therefor:

All Notes that have not been previously delivered to the Trustee for cancellation (A) have become due and payable or (B) will become due and payable at their maturity within one year or (C) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of a notice of redemption by the Trustee, and the Company or a third party has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire Debt on the Notes not previously delivered to the Trustee for cancellation for principal, premium, if any, and interest on the Notes to the date of deposit, in the case of Notes that have become due and payable, or to the Stated Maturity or redemption date, as the case may be.

SECTION 2. Waiver. Notwithstanding anything to the contrary in the Notes, the Indenture or this First Supplemental Indenture, the transactions contemplated by the Merger Agreement are expressly permitted by the Indenture, as amended by the First Supplemental Indenture.

SECTION 3. Effectiveness. This First Supplemental Indenture shall become effective and be deemed effective as of the date first set forth above; provided, however, that the amendments to the Indenture set forth in Section 1 above shall not become operative until the Company has accepted and made complete payment for any and all outstanding Notes validly tendered and not withdrawn pursuant to the terms of the Statement. On and after the effectiveness of this First Supplemental Indenture, each reference to the Indenture in the Indenture or any other document related thereto shall mean and be a reference to the Indenture as amended by this First Supplemental Indenture.

SECTION 4. Ratification of Indenture. The Indenture as specifically amended by this First Supplemental Indenture is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this First Supplemental Indenture shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party hereto under the Indenture or any other document related thereto nor constitute a waiver of any provision thereof.

SECTION 5. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.

SECTION 6. Headings, Etc. Section headings of this First Supplemental Indenture are inserted for convenience of reference only and are not to be considered party of this First Supplemental Indenture for any purpose.

SECTION 7. Counterparts. This First Supplemental Indenture may be executed by the parties hereto in separate counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 8. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture.

[Signature page follows.]

IN WITNESS WHEREOF, the parties below have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

AVIALL, INC., Issuer

By:	/s/ Colin M. Cohen
Name:	Colin M. Cohen
Title:	Senior Vice President and Chief Financial Officer

Subsidiary Guarantors:

AVIALL JAPAN LIMITED
AVIALL SERVICES, INC.
AVIALL PRODUCT REPAIR SERVICES, INC.
INVENTORY LOCATOR SERVICE, LLC
INVENTORY LOCATOR SERVICE-UK, INC.
ILS EBUSINESS SERVICES, INC.

By:	/s/ Colin M. Cohen
Name:	Colin M. Cohen
Title:	Senior Vice President

THE BANK OF NEW YORK TRUST COMPANY, N.A. Trustee

By:	/s/ John C. Stohlmann
Name:	John C. Stohlmann
Title:	Vice President